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                                                                   EXHIBIT 10.28

                             SONY PICTURES CLASSICS
                         550 MADISON AVENUE (8TH FLOOR)
                               NEW YORK, NY 10022
                      PHONE: 212-833-8833 FAX: 212-833-8844

As of February 8, 2001

VIA FAX:  (310) 248-2020
VANS, INC.
15700 Shoemaker Avenue
Santa Fe Springs, California 90670
Attn:  Gary Schoenfeld

Gentlemen:

This letter will confirm the principal terms of the agreement between VANS, INC. ("Licensor"), with offices at 15700 Shoemaker Avenue, Santa Fe Springs, California, 90670 and SONY PICTURES CLASSICS INC. ("SPC"), with offices at 550 Madison Avenue, New York, New York 10022, with respect to the English language documentary motion picture entitled "DOGTOWN AND Z-BOYS," directed by Stacy Peralta (hereinafter referred to as the "Picture"), for distribution by SPC in
(a) United States, its territories and possessions, Puerto Rico(1), Bermuda and the Dominion of Canada (the "North American Subterritory"), (b) Australia, New Zealand, Papua New Guinea and their territories and dependencies; the United Kingdom of Great Britain and Northern Ireland and its territories and possessions (including but not limited to the British Virgin Islands, Channel Islands, England, Gibraltar, Isle of Man, Malta, Northern Ireland, Republic of Ireland, Scotland, Wales, and the United Kingdom Continental Shelf); Republic of South Africa (including the homelands of Bophuthatswana, Ciskei, Transkei, and Venda), Lesotho, Swaziland, Namibia, Botswana, Zimbabwe, and their territories, dependencies, homelands, and possessions (the "International Subterritory"); and
(c) all military, diplomatic and government installations of, and all ships and aircraft flying the flag of, or of the registry of, or licensed by and/or any country in the Territory and/or any political subdivision thereof (the "Territory")for a period of twenty five (25) years from the earlier of


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(1) It being agreed that Licensor shall be entitled to exploit Spanish language dubbed pay television rights in Puerto Rico, provided that (i) such pay television exploitation occurs as part of a pay television license in Latin America, which license customarily includes Puerto Rico as part of its area of exhibition, (ii) the exploitation of the Picture by means of such a Latin American pay television license shall not interfere or conflict with SPC's pay television exploitation of the Picture in the Territory, and (iii) it is expressly agreed that nothing contained herein shall in any way limit SPC's right to exploit the Picture in the Spanish language. In the event that Licensor has an opportunity to exploit Spanish language free television rights in Puerto Rico as part of an overall license agreement in Latin America which customarily includes Puerto Rico as part of its area of exhibition, SPC and Licensor shall discuss such license in good faith.

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(i) the date of first theatrical release of the Picture by SPC in the Territory, or (b) June 1, 2002 (the "Term"), under the following terms and conditions:

1. Subject to the terms hereof, including SPC's timely payment of the Advance (provided that the conditions precedent to such payments have been met), Licensor hereby grants an exclusive license to SPC of all rights enumerated herein in and to the Picture in the Territory during the Term, under copyright and otherwise, which rights shall be sole, exclusive and irrevocable, and shall include but are not limited to all rights in all markets and media whether now known or hereafter devised, discovered, or created, including without limitation, theatrical, all forms of television (e.g., free, pay [whether pay per view or subscription], cable, cable retransmission, direct broadcast satellite, digital, high definition, and closed circuit), nontheatrical (e.g., airlines, ships, common carriers, oil rigs, armed services, educational, industrial and institutional facilities), home video (e.g., video cassettes, digital variable discs, laser-discs, CD-ROMs and analogous devices and formats), internet (provided that, subject to SPC's right to advertise, publicize, and promote the Picture by means of the internet, the right to exhibit the Picture by means of the internet may only be exploited if SPC can contain the reception thereof within the Territory), video on demand, near video on demand, regardless of the means of distribution or transmission including without limitation wire, broadcast, digital, film, tape, CD-ROM, all rights of communication to the public, including the right of making available and rental and lending rights, including the sole, exclusive and irrevocable right to (and cause and license others to) exhibit, distribute, market, display, promote, advertise, publicize, communicate to the public, distribute to the public, turn to account, derive revenues from, and otherwise exploit the Picture and trailers and excerpts therefrom (provided that any film clips appearing in the Picture shall not be separately licensed for commercial purposes not associated with the Picture), in any and all languages and versions, on any and all sizes and widths of film, tape or other materials, for any and all uses and purposes, and in and by any and all other means, methods, processes, devices, media or markets (the "Rights"). The Rights granted to SPC do not include the following: (a) dramatic stage rights; (b) novelization rights; (c) merchandising rights;
     (d) music publishing rights; (e) soundtrack album rights; and (f) the right to produce any future motion pictures, television productions, or other productions based on the Picture, whether as a documentary or dramatic sequel, prequel, re-make, or otherwise ("Reserved Rights"). During the Term, SPC shall have a right of first negotiation with respect to the Rights granted hereunder following expiration of the Term, upon terms and conditions to be mutually agreed upon between the parties, provided that if no agreement is reached, SPC shall not have any right to exploit the Picture after the expiration of the Term.

2. As a condition hereof (provided that Licensor has fully performed its material obligations hereunder), and as consideration for the rights granted to SPC hereunder, SPC shall pay to Licensor the sum of Three Hundred Fifty Thousand U.S. Dollars (U.S.



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     $350,000) (the "Advance"), which Advance is non-returnable but fully recoupable with interest by SPC against all sums otherwise payable to Licensor in accordance with Paragraph 4 below. Subject to the deduction by SPC of any required withholding or other taxes (if any), the Advance shall be paid in accordance with the following schedule:

     2.1. Twenty-five percent (25%) of the Advance shall be payable upon SPC's receipt of fully executed copies of the long-form agreement and all documents attached thereto that are to be executed by Licensor and SPC's receipt and approval of the chain of title and the copyright status of the Picture and the underlying materials thereto (e.g., the screenplay). SPC agrees that the initial draft of the long form agreement shall be sent to Licensor no later than ten (10) business days following execution of this Agreement, and each party shall use best efforts to respond to the other's comments with respect to the long-form within ten (10) business days of receipt of said comments; and

     2.2. Seventy Five percent (75%) of the Advance shall be payable upon full and complete delivery of, and acceptance by SPC of, all delivery items, including but not limited to: (A) the loan, for use in New York, of all laboratory materials, print and pre-print materials reasonably necessary or desirable for the release and exploitation of the Picture, and (B) irrevocable lab access letters executed by Licensor and by each laboratory in possession of any and all of the original materials specified in the lab access letter, providing SPC full and unlimited access to all such elements of the Picture at all times during the Term.

3. SPC agrees that, unless otherwise agreed in writing between the parties, and subject to SPC's receipt of full and complete delivery of the Picture pursuant to the terms hereof, the Picture shall commence its theatrical release Picture no later than June 1, 2002. In the event that full and complete delivery has occurred and such theatrical release has not commenced as of June 1, 2002 and no agreement to revise such release exists, SPC shall pay Licensor a contingent additional advance in the amount of One Hundred Thousand U.S. Dollars (U.S. $100,000) (the "Additional Advance") which such Additional Advance (if any) shall be non-returnable but fully recoupable with interest by SPC against all future monies payable to Licensor hereunder. In the event that full and complete delivery has occurred and SPC has not theatrically released the Picture by December 1, 2002, it shall be deemed a material breach of this Agreement and Licensor shall have the right to seek its rights and remedies at law and in equity.

4. Subject to (i) SPC's right to recoup the Advance and any Specified Costs (as defined below), plus interest thereon (as set forth in Paragraph 5 below) and (ii) SPC's right to



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     recoup all Distribution Expenses (as defined below) on a fully cross-collateralized basis other than from Licensor's and SPC's respective 20% share of Theatrical Gross Receipts (as set forth in Paragraph 5 below), Gross Receipts (as defined below) shall be shared between the parties as follows:

     4.1. For Gross Receipts derived from the exploitation of the Picture in the North American Subterritory:

             4.1.1. THEATRICAL - After deduction of only customary "off the tops,"(2) from the first dollar, Theatrical Gross Receipts shall be allocated as follows: Licensor shall be entitled to twenty percent (20%) of Theatrical Gross Receipts; SPC shall be entitled to twenty percent (20%) of Theatrical Gross Receipts; and the balance of sixty percent (60%) of Theatrical Gross Receipts shall be utilized in the recoupment of SPC's Distribution Expenses. Notwithstanding any other provisions of this Agreement, Licensor's 20% share of Theatrical Gross Receipts shall only be utilized in the recoupment of the Advance and any Specified Costs, plus interest as provided herein, and in no event shall any other costs be recouped against such 20% share (i.e., if Theatrical Gross Receipts are derived after recoupment of the Advance, any Specified Costs, and interest as provided herein, but prior to the Recoupment Point, then Licensor shall receive its 20% share thereof without deductions of any kind, other than the off-the-tops). After the Recoupment Point (as defined below), Theatrical Gross Receipts received by SPC shall be allocated, after the deduction "off the top" of any additional Distribution Expenses, Sixty percent (60%) to Licensor, and Forty percent (40%) to SPC.

             4.1.2. NON-THEATRICAL - After deduction "off the top" of all customary non-theatrical Distribution Expenses, the remaining Non-Theatrical Gross Receipts shall be shared seventy percent (70%) to Licensor, and thirty percent (30%) to SPC.

             4.1.3. ALL FORMS OF TELEVISION - Subject to Section 6 below, after deduction (in the following order) of a thirty percent (30%)


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(2) Shall include only (i) taxes (if any), (ii) checking and collection costs
(expenses incurred or paid in connection with the collection of Gross Receipts, if any), provided that such costs shall not exceed 1.5% of Theatrical Gross Receipts, and (iii) industry dues and assessments, not to exceed .01% of Gross Receipts (excluding the fee to obtain an MPAA rating).


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                     distribution fee to SPC and all Distribution Expenses
                     incurred in theexploitation of television rights, Licensor shall receive one hundred percent (100%) of the remaining monies.

       4.2. For Gross Receipts derived from the exploitation of the Picture in the International Subterritory:

              4.2.1. THEATRICAL and NON-THEATRICAL - Subject to Section 6 below,
                     Licensor shall be entitled to receive 100% of the Theatrical and Non-Theatrical Gross Receipts received by SPC or its affiliates after deduction (in the following order) of (I) a 35% distribution fee to SPC or its affiliates, it being agreed that any fees to subdistributors (if any) shall be included in such distribution fee, and (II) all Distribution Expenses incurred in the exploitation of such Theatrical and Non-Theatrical rights.

              4.2.2. ALL FORMS OF TELEVISION - Subject to Section 6 below,
                     Licensor shall be entitled to receive 100% of the Television Gross Receipts received by SPC or its affiliates after deduction (in the following order) of (I) a 50% distribution fee to SPC or its affiliates, and (II) all Distribution Expenses incurred in the exploitation of such Television rights.

       4.3. For Gross Revenues derived from the exploitation of the Home Video Rights in and to the Picture throughout the Territory (including sales made to Licensor pursuant to Section 7 below):

              4.3.1. HOME VIDEO DEVICES - If Home Video Devices of the Picture
                     are distributed by Columbia TriStar Home Video or any other SPC affiliate ("CTHV"), after deduction only of manufacturing costs, any required third party payments (if any), and sales taxes (if any) actually paid by CTHV, and after reasonable provision for reserves against returns and credits (which such reserves shall not exceed 10% of Home Video Gross Revenues and shall be liquidated not less frequently than every 12 months), Licensor shall receive a royalty of twenty-five percent (25%) of Home Video Gross Revenues from the sale or license or other exploitation of Home Video Devices and/or any rights thereto throughout the Territory. (For all Home Video Devices sold or licensed by CTHV for "sell-through," the aforesaid royalty shall be fifteen percent (15%) after the foregoing deductions.) If Home Video Devices of the Picture are distributed by a home video distributor (or subdistributor) other than CTHV (e.g., in Canada), Licensor shall receive a royalty of twenty-five


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                     percent (25%) of the Gross Revenues received by SPC in U.S.
                     dollars in the United States from such home video distributor (or subdistributor) from the sale or license of Home Video Devices throughout the Territory. (For all Home Video Devices sold or licensed by such home video distributor (or subdistributor) for "sell-through," the aforesaid royalty shall be fifteen percent (15%).

       4.4. "Gross Receipts" shall mean all monies actually received by SPC in the United States in U.S. dollars from the exploitation of the aforesaid Rights after deducting all costs incurred in the collection thereof, including reasonable outside attorneys' fees and after giving effect to any adjustments with exhibitors for rebates, credits, allowances or refunds, whether occasioned by settlement of disputes or otherwise, but only if directly related to the Picture.

       4.5. For purposes of this Agreement, the "Recoupment Point" is defined as the first point (if ever) at which SPC has fully recouped out of the Gross Receipts of the Picture (i) all Distribution Expenses incurred in connection with the Picture, and (ii) any and all advances, including the Advance and the Specified Costs (if any), plus accrued interest thereon (to the extent provided herein).

       4.6. For purposes of this Agreement, "Distribution Expenses" shall be a sum equal to all usual and customary distribution costs and expenses which have been actually expended or incurred (as defined below) by SPC, including without limitation, all advertising and publicity (creative and media) costs, all print and other laboratory costs, manufacturing and mastering costs, import duties and customs, and necessary third party license fees or other payments resulting from SPC's distribution of the Picture, if any, but not including the cost of any overhead or any salaries of full-time personnel of SPC or its affiliates. No item deducted as a distribution cost or expense hereunder shall be deducted and recouped more than once. For purposes of this Agreement, a cost or expense shall be deemed to have been "incurred" at the time when bills actually received by SPC are approved for payment by executives of SPC.

       4.7. For purposes of this Agreement, "Specified Costs" shall be any and all advances and any amounts paid or expenses incurred by SPC in connection with the cost of creating any delivery item not supplied by Licensor to SPC, English language translations (if necessary) of any chain-of-title documents, errors and omissions insurance, copyright and title reports, and copyright registration and protection fees.


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5.     Subject to Section 4.1.1 above, there shall be full
       cross-collateralization with respect to (a) all Gross Receipts derived from SPC's exploitation of the Theatrical, Non-Theatrical and Television Rights hereunder, after deduction of all distribution fees and Distribution Expenses described in Paragraph 4 above, and (b) Licensor's Home Video royalty in the Territory for purposes of (i) SPC's recoupment of any deductible Distribution Expenses incurred in connection with the Picture, and (ii) SPC's recoupment of the Advance and any Specified Costs, plus accrued interest thereon. For the purposes of SPC's recoupment, the Advance and Specified Costs shall bear interest, until the date which is one (1) year following the date of first commercial release of the Picture, at the rate of one and one-half percent (1 1/2%) over the base prime rate charged from time to time by Chase Manhattan Bank at its primary business office in New York City, New York. Distribution Expenses shall not accrue interest hereunder. Notwithstanding anything contained in this Agreement to the contrary, no monies shall be payable to Licensor until the full amount of the Advance and Specified Costs shall have been fully recouped by SPC out of all sums otherwise payable to Licensor pursuant to Paragraph 4 above, provided that in the event that prior to the Recoupment Point SPC shall have recouped the Advance and any Specified Costs, including interest thereon to the extent set forth above, but not all of its Distribution Expenses, Licensor shall be entitled to its twenty percent (20%) share of North American Subterritory Theatrical Gross Receipts pursuant to Section 4.1.1 above.

6. SPC shall have the full and unfettered right in its sole discretion to advertise, publicize and otherwise exploit the Picture and all rights granted to SPC hereunder and to cause or permit others to do so in any manner, provided that (a) within nine (9) months of the initial theatrical release date, the Picture shall be released theatrically by SPC in the top ten (10) and an additional twenty five (25) of the top fifty (50) A.D.I. markets in the Territory, which markets shall be mutually determined by SPC and Licensor, (b) upon Licensor's request, SPC shall meaningfully consult with Licensor on a timely advance basis regarding the initial U.S. theatrical marketing campaign materials and release pattern for the Picture, provided that SPC's decisions in connection therewith shall be controlling, (c) subject to Section 6 below, SPC shall meaningfully consult with Licensor on a timely advance basis with respect to the U.S. video marketing campaign for the Picture,
       (d) SPC and Licensor shall mutually agree with respect to marketing and advertising to the "hard core" market (as defined on the attached Rider
       A), provided that Licensor shall pay for a portion of the costs and expenses for SPC's advertising and publicity campaign for the "hard core" market, subject to good faith negotiations with respect to such share,
       (e) solely with respect to third party theatrical sublicensing (if any) (i.e., excluding theatrical distribution, exhibition, and marketing activities by affiliates of SPC), SPC's direct distribution costs and expenses with respect to any such theatrical sublicenses shall not exceed $50,000, unless otherwise agreed between the parties (it being understood that there shall be no restrictions with respect to any costs and expenses incurred by any such



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       subdistributors), and (f) Licensor shall have approval, such approval not to be unreasonably withheld, regarding any proposed subdistribution agreements of any video rights granted hereunder, it being understood that SPC may sublicense video rights to video clubs, in Canada, and in the South African subterritory without such approval. SPC shall not sublicense the video rights hereunder, nor shall it sublicense airline rights. Notwithstanding any other provisions to the contrary in this Agreement, SPC shall not incur in excess of (i) $25,000 with respect to North American Subterritory television distribution costs and expenses, and (ii) $50,000 with respect to International Subterritory television distribution costs and expenses, it being agreed that any additional television distribution costs and expenses shall be subject to mutual approval of the parties. Licensor shall promptly notify SPC of any contractual limitations on, or third-party rights (e.g., a consultation right) triggered by, SPC's exercise of the aforesaid advertising, publicity and exploitation rights. Notwithstanding any limitations in the agreements for any persons rendering services or granting rights in connection with the Picture ("Persons") to the contrary, Licensor shall use its reasonable efforts to cause Stacy Peralta, Tony Alva, Jeff Ho, and Craig Steyczk, to be available and cooperate with SPC's efforts in publicizing and promoting the Picture, including making personal appearances and meeting with journalists to promote the Picture; provided that any costs and expenses in connection therewith shall be advanced by SPC and recouped as distribution expenses hereunder.

7. Solely for purposes of selling commercial video devices to consumers, Licensor shall be entitled to purchase Home Video Devices of the Picture directly from CTHV at CTHV's prevailing wholesale price for the retail class of trade or, if applicable, as a wholesaler, provided that Licensor qualifies for such status as follows: (a) Licensor must purchase, on an annual basis, no less than US$250,000 of devices, and (b) Licensor meets CTHV's credit worthiness standards based on financial and credit reports. Upon Licensor's qualification, it shall qualify for video co-op advertising funds and a return program from CTHV at levels consistent with the policies and procedures of the applicable class of trade. In the event that Licensor's is unable to purchase US$250,000 of home video devices in a given year, Licensor shall have the right to purchase such devices on a pre-paid basis at the same prices set forth above, and subject to the same return policy. As part of the U.S. video marketing plan, SPC and/or CTHV (as SPC shall designate) and Licensor shall mutually determine the retail outlets to be controlled by Licensor for purposes of video sales activities for the Picture.

8. At such time, if ever, as such become commercially available, SPC shall provide to Licensor a total of twenty-five (25) copies of the Picture, on videocassette and/or DVD based on available inventory, as generally released on videocassette and/or DVD.


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9.     SPC's obligations hereunder shall be subject to, and conditioned upon,
       SPC's receipt and approval (such approval or disapproval to be given within 30 days of the receipt thereof) of the following:

       9.1. All chain of title documents, including, but not limited to, the assignment of rights in and to the underlying property (if any) to Licensor, the assignment of rights in and to the screenplay (if any) to Licensor, the certificate of authorship from the writer(s), all agreements with respect to the music utilized in the Picture (including usage in context for all such music throughout the Territory during the Term) and trailers and the documents establishing Licensor's rights in the Picture (including personal releases, film clip and photo licenses) throughout the Term hereof. SPC, in its sole discretion, may select a reasonable number of music cues from the Picture for out-of-context advertising, publicity, and promotion, and Licensor shall obtain, at its sole cost, the out-of-context rights for such cues;

       9.2. All documents (and other materials) necessary (i) to establish Licensor's valid copyright (under applicable law) of the Picture throughout the Term hereof; and (ii) for SPC to file in the U.S. and Canadian Copyright Offices and elsewhere throughout the Territory, all documents (and other materials) necessary to memorialize the grant of the license of Rights to SPC hereunder, provided, that if any such documents are to be provided by SPC, SPC furnishes them promptly to Licensor;

       9.3. A policy of errors and omissions insurance covering any liability of Company (and, if Company is not the owner of the Picture, such owner) with respect to the Picture. Such Insurance shall (a) name SPC as an additional insured, (b) have a minimum policy coverage of Three Million Dollars ($3,000,000) for all claims in the aggregate, and (c) continue for a period of at least three years following SPC's release of the Picture, provided that in the event that Licensor's policy shall expire earlier than described above, SPC may require Licensor to extend such policy provided that SPC shall pay the cost thereof and treat any such cost as a Specified Cost, such term to be reasonably approved by SPC, but not in excess of three (3) years from release; and

       9.4. All 35mm laboratory materials, print and pre-print materials, lab access letters and other delivery items reasonably necessary or desirable for the release and exploitation of the Picture.

10. SPC agrees to provide Licensor with quarterly accountings, reflecting each of the respective rights categories licensed hereunder (e.g., Theatrical Rights, Non-Theatrical Rights, Home Video Rights, Pay Television Rights, and Free Television Rights),



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       rendered approximately sixty (60) days after the close of the applicable quarter, together with payments thereon, if any, for the first three (3) years following initial release of the Picture. Thereafter, statements and payments shall be rendered not less frequently than semi-annually. It is acknowledged that the long-form agreement shall provide Licensor with customary audit rights (which such rights are herein granted) and include provisions with regard to the finality of statements insofar as they pertain to the Picture, which shall be subject to good faith negotiation. All monies payable by SPC to Licensor hereunder shall be paid by check, drawn on a United States bank in United States dollars and shall be less any withholding or other taxes required to be deducted by SPC pursuant to U.S. law, if any.

11. Licensor represents and warrants that (a) Licensor has sole and full power and authority to grant the Rights being granted to SPC hereunder,
       (b) the Rights being granted to SPC hereunder have not been previously sold, conveyed or encumbered to any other third party, (c) to the best of Licensor's knowledge in the exercise of due diligence, there are, and will be, no claims, liens, encumbrances, limitations, restrictions or rights of any nature in or to the Picture or any part thereof (except for customary bank, bond, and guild liens, if any) which can, will or might impair or interfere with the rights of SPC hereunder (including, without limitation, any liens or security interests in favor of any bank or other third party which may have provided production financing for the Picture); and (d) the Picture and each and every part thereof, including the sound and music synchronized therewith, and the exercise by SPC of any and all rights of SPC hereunder with respect thereto, will not violate or infringe upon the trademark, tradename, copyright, patent, literary, dramatic, music, artistic, personal, civil or property right, right of privacy, or any other right or interest of any party, or constitute a libel or slander or defamation or invasion of privacy or unfair competition of or with respect to any party, (e) to the extent the Picture or the underlying property is based upon, or related to, events in the life of a real person, living or dead, Licensor has obtained all personal releases and other rights necessary to permit SPC to exploit the Picture in the manner provided herein without violating any third party rights or incurring any obligation to any third party, and Licensor shall provide true and correct copies of such personal releases to SPC as part of the chain-of-title documents hereunder, it being understood that certain clips utilized in the Picture are not available for out-of-context advertising and publicity use; (f) the Picture, as delivered to SPC, shall qualify for an MPAA rating no less restrictive than "R," and shall have a running time of no less than 80 minutes, excluding credits, and (g) SPC, in the exercise of the Rights granted to it hereunder or as a result of the exploitation of the Picture, will not be requested or obligated to make any payment to any third party involved in the production of the Picture or who rendered services or granted rights in connection therewith (whether as a share in the receipts of the Picture, or otherwise), other than customary music small performing fees.



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12.    SPC represents and warrants that (a) it shall not alter or remove the copyright notice or the main and end title credits of the Picture, and
       (b) subject to Section 6 hereof, it will not license clips or music from the Picture for commercial purposes, unless such use is connected with the Picture or a Person associated with the Picture.

13. The parties hereto hereby acknowledge and agree that this Agreement, and all information contained in this Agreement, not otherwise known to the public, is confidential and proprietary and neither party shall disclose any provision hereof to third persons without the prior written consent of the other party hereto, which shall not be unreasonably withheld or delayed. Neither party shall disclose such information to any third party (other than to officers, directors, employees and agents of either party or the affiliates thereof) except:

       13.1. To the extent necessary to comply with any law or order of a governmental agency or court of competent jurisdiction or as part of its normal reporting or review procedure to regulatory agencies;

       13.2. As part of its normal reporting or review procedure by its parent company, its auditors or its attorneys; or

       13.3. To the extent necessary to obtain appropriate insurance, to its insurance agent or carrier.

14. Nothing herein shall be construed as barring or restricting SPC (or its affiliates) from (i) issuing customary advertising, promotional and publicity materials in connection with the distribution of the Picture, subject to the terms of Section 6 above; (ii) providing its subdistributors and the like with customary information required in the normal course of business (including, without limitation, the term and nature of SPC's rights hereunder); or (iii) complying with an audit by any party having audit rights in connection with SPC's distribution of the Picture.

15. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA AS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN, AND WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OR CHOICE OF LAWS THEREOF. THE PARTIES HERETO AGREE THAT ANY ACTIONS AT LAW OR IN EQUITY RELATING TO THIS AGREEMENT OR OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT WITHIN THE STATE OF CALIFORNIA, AND THE PARTIES IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURT TO RECEIPT OF SERVICE OF PROCESS TO APPEAR BEFORE SUCH COURT.


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

16. The parties hereto agree that any dispute or controversy relating to any of the matters referred to above other than delivery matters shall be determined by binding arbitration on an expedited basis by a panel of three arbitrators with substantial motion picture experience in Los Angeles, one (1) of such arbitrators to be selected by each of Licensor and SPC (the "Picked Arbitrators") within five (5) days of the notification (one party to the other) of the existence of a dispute hereunder, and the third such arbitrator to be selected by the Picked Arbitrators within five (5) days of their selection. Such arbitration shall be held in accordance with the then current Commercial Rules of the American Arbitration Association, all costs and expenses (including reasonable attorney's fees) of such arbitration to be borne by the losing party as determined by the arbitration panel. The parties shall not be entitled to conduct discovery unless (a) the material sought is directly relevant to the issues in dispute and the Arbitrators make a finding of both necessity and good cause for such discovery, or (b) the parties agree on such discovery. In any event, the arbitration shall be concluded within ten (10) days of the selection of the third arbitrator as set forth above. All arbitration proceedings shall be closed to the public and confidential and all records relating thereto shall be sealed.

17. The foregoing shall constitute the basic terms of the Agreement between the parties with respect to the Picture. Any remaining terms of the Agreement shall be in accordance with SPC's current standard terms and conditions (the "Standard Terms") incorporated herein by reference, subject to good faith negotiations, but this Agreement shall be fully binding on the parties unless and until the long-form agreement shall be executed. In the event of a conflict between the terms of this Agreement and the Standard Terms, the terms of this Agreement shall control. No modifications, alterations or amendment of this Agreement shall be valid or binding unless it is in writing and signed by the parties hereto.


Please signify your acceptance and approval of this Agreement in the appropriate space below.



Very truly yours,                          Accepted and Agreed:

SONY PICTURES CLASSICS INC.                VANS, INC.


By:    /s/ MICHAEL BARKER                  By: /s/ CRAIG E. GOSSELIN
   -------------------------------            ----------------------------------
   Michael Barker                          Its: Vice President & General Counsel
   Co-President                                 --------------------------------
                                           Its Authorized Signatory




cc:      T. Bernard/M. Bloom/D. Leiner - SPC
         D. Buck/Z. Bernabe/J. Fukunaga - SPE Legal

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